                                                                      Exhibit 99

[LOGO OF PHARMACOPEIA APPEARS HERE]

                                           CONTACT:  Sue Rodney
                                                     Pharmacopeia, Inc.
                                                     Manager, Investor Relations
                                                     (609) 452-3643

                                                     David Hiatt
                                                     Molecular Simulations Inc.
                                                     Chief Financial Officer
                                                     (619) 597-9747

               PHARMACOPEIA, INC. ANNOUNCES AGREEMENT TO ACQUIRE
                          MOLECULAR SIMULATIONS INC.

   -COMBINATION WILL CREATE UNIQUE PLATFORM FOR ACCELERATED DRUG DISCOVERY-

Princeton, NJ, and San Diego, CA, February 4, 1998  Pharmacopeia, Inc., (Nasdaq:
PCOP) and Molecular Simulations Inc. (MSI) today announced that they have signed a definitive agreement pursuant to which Pharmacopeia will acquire all of the outstanding stock of MSI for approximately 7.0 million newly-issued shares of Pharmacopeia common stock. Pharmacopeia will also convert the outstanding MSI options into Pharmacopeia options, potentially resulting in the net issuance of an additional 1.5 million new Pharmacopeia shares. Based on the $16.50 per share closing price of Pharmacopeia common stock on February 3, 1998, the transaction is valued at approximately $140 million. The agreement has been approved by the Boards of Directors of both companies but remains subject to customary closing conditions, including regulatory approval and approval by the stockholders of both companies. The transaction is expected to close during the second quarter of 1998.

MSI is a San Diego, California-based provider of predictive modeling software and services for both life and materials science research. MSI's products enable scientists to simulate chemical behavior at the molecular level by modeling structures and properties of molecular systems. These products are used by scientists in R&D laboratories worldwide to enhance the speed and efficiency of the R&D process by reducing overall costs, decreasing product lead times, and accelerating time to market. MSI has recently implemented a Web-based architecture, which will expand the availability of MSI software products and libraries to any scientist using a Web browser on a desktop computer. MSI has over 3,500 installed sites in commercial, academic and governmental research and development laboratories with approximately 10,000 users.

"Combining these two industry leaders provides great opportunity to our customers, employees and stockholders," said Joseph A. Mollica, Pharmacopeia's Chairman, President and Chief Executive Officer. "Each company's strengths complement the other. We believe that Pharmacopeia's ability to design and synthesize large, rationally-designed libraries that expedite the drug discovery process will be further refined by MSI's molecular design and analysis tools. Our scientists will be able to work closely with MSI's scientists to more tightly integrate computational, combinatorial and experimental chemistry.
These complementary strengths combined with MSI's emerging Web-based applications will help position us to take drug discovery to a new level."

                                     -more-

Pharmacopeia Acquires MSI
February 4, 1998
Page 2

"The power of the combined company," continued Dr. Mollica, "lies in MSI's ability to develop software to access the wealth of data inherent in Pharmacopeia's large and growing database of structure-activity relationships. This information will be used to validate existing design tools and to develop new capabilities for use by Pharmacopeia, MSI and each company's respective customers. We have enormous respect for MSI, its employees and customers and look forward to achieving further success together."

"MSI is pleased to join forces with a pioneer such as Pharmacopeia," said Michael J. Savage, MSI's President and Chief Executive Officer. "The ability to directly apply our technology in Pharmacopeia's drug design process will enable us to further enhance our portfolio of scientific simulation software. By enhancing our products, we would be able to offer more value to our current and prospective customers and improve Pharmacopeia's ability to achieve further success on behalf of their customers and within their internal programs. In addition, by combining the two companies, we significantly expand the scope of products and services we can now offer to our more than 10,000 users, including most major pharmaceutical and chemical companies. The strengths of the combined operations provide powerful new opportunities for both companies."

Upon completion of the transaction, which will be structured as a tax-free stock-for-stock exchange and accounted for as a pooling of interests, MSI will become a wholly-owned subsidiary of Pharmacopeia. Michael Savage, MSI's President and Chief Executive Officer, will remain President of MSI and will report directly to Joseph Mollica, Pharmacopeia's Chairman, President and CEO. Mr. Savage and one other MSI Board member will be added to Pharmacopeia's Board of Directors.

BT Alex. Brown Incorporated acted as financial advisor to Pharmacopeia, while Goldman, Sachs & Co. provided financial advice to MSI.

Pharmacopeia, Inc. is a leader in drug discovery combining small molecule combinatorial chemistry with high throughput screening. Using ECLiPS, its proprietary tagging technology, Pharmacopeia generates large libraries, now consisting of 3.7 million diverse, easily identifiable, small molecules. Using state-of-the-art high throughput screening, Pharmacopeia tests its compounds in a full complement of assays, including enzyme, receptor binding and cell-based assays. Pharmacopeia is using its libraries and screening capabilities to develop three potential profit centers: 1) the licensing of libraries to pharmaceutical companies for evaluation in multiple drug discovery programs, 2) the identification and optimization of lead compounds for specific targets provided by customers, and 3) the licensing to pharmaceutical companies of drug development candidates developed in Pharmacopeia's internal drug discovery programs. Pharmacopeia currently has collaborative agreements with Akzo Nobel/NV Organon, Bayer Corp., Berlex Laboratories, Bristol-Myers Squibb, Daiichi, Novartis, Schering-Plough, and Zeneca. Pharmacopeia also has a research partnership with Regeneron Pharmaceuticals and research arrangements with several biotechnology companies and academic and government laboratories.

                                     -more-

Pharmacopeia Acquires MSI
February 4, 1998
Page 3

This news release shall not constitute an offer to exchange or sell or the solicitation of an offer to exchange or sell nor shall there be any exchange or sale of securities in any state in which such an offer, solicitation or exchange or sale will be unlawful prior to the registration or qualification under the securities laws of such state.

                                      ###

Except for the historical information contained herein, this statement may contain projections or other forward-looking statements regarding future events or the future financial performance of the Companies. We wish to caution you that such statements are just predictions and that actual events or results may differ materially. We refer you to the documents that Pharmacopeia files from time to time with the Securities and Exchange Commission, specifically the last filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in the projections or forward looking statements.



Editor's Note:
--------------
This release is available on Pharmacopeia's and MSI's websites at http://www.pcop.com and http://www.msi.com, respectively.